UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 22, 2002


                    Federal Agricultural Mortgage Corporation
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


        Federally chartered
         instrumentality of
         the United States                 0-17440              52-1578738
(State or other jurisdiction of         (Commission          (I.R.S. Employer
 incorporation or organization)          File Number)        Identification No.)



 1133 21st Street, N.W., Suite 600, Washington, D.C.               20036
---------------------------------------------------             ------------
     (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                             --------------------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a) Not applicable.

      (b) Not applicable.

      (c) Exhibits:

                  99    Press release dated October 22, 2002.

Item 9.  Regulation FD Disclosure.

     On October 22, 2002, the Registrant issued a press release to announce the Registrant's financial results for third quarter 2002. The press release is filed as Exhibit 99 hereto and incorporated herein by reference.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Jerome G. Oslick
                                       ---------------------------------
                                        Name:   Jerome G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      October 22, 2002

                                  EXHIBIT INDEX

Exhibit No.                   Description                           Page No.
-----------                   -----------                           --------

99                   Press Release Dated October 22, 2002              5

                                                            Exhibit 99


Farmer Mac
                                        NEWS


FOR IMMEDIATE RELEASE                                       CONTACT
October 22, 2002                                            Jerome Oslick
                                                            202-872-7700


                       Farmer Mac Achieves Strong Earnings

                   Confirms Analyst Expectations for the Year


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGMA) today announced that net income for third quarter 2002 was $5.0 million or $0.42 per diluted share and $18.5 million, or $1.54 per diluted share, for the year-to-date. Later in this release, Farmer Mac provides supplemental information about the impact of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), which reduced earnings per diluted share by $0.07 in third quarter 2002 to the level referenced above.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's strong third quarter performance continues to underscore the soundness of its business approach and financial strength as it fulfills its mission to serve America's farmers, ranchers and rural homeowners. This quarter's volume of new business took our 2002 year-to-date volume above 2001 full-year results, even though - as anticipated - new business volume was less than in recent quarters. The drop in new business volume was a result of the normal seasonal slowdown in new agricultural mortgage loans, anticipated in the third quarter of each year, compounded by the dampening effect of adverse media coverage on business during the spring and summer months. For the current quarter, our new business prospects have looked past that media coverage and we are seeing a resumption of normal interest in our business.

     "This quarter's financial results demonstrate the annuity-like revenue stream of our business model and the benefits of yield maintenance protection in a declining interest rate environment. These items mitigated the effects on our financial performance of the increased professional and regulatory fees incurred during the quarter.

     "We are also pleased with the overall performance of our portfolio of loans underlying our guarantees and Long-Term Standby Purchase Commitments ("LTSPCs"). As we have noted in the past, Farmer Mac anticipates fluctuations in the delinquencies, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year due to the semi-annual payment characteristics of most Farmer Mac loans. Consistent with that pattern, seriously delinquent loans in the third quarter were slightly higher, in dollars, than they were at the close of the first quarter 2002 and, in percentage terms, below the levels at the close of the first quarter 2002 and of the first and third quarters of 2001. These semi-annual trends are indicative of the positive results of ongoing loan servicing and loss mitigation efforts, offset by the continued maturation of a significant segment of Farmer Mac's portfolio of guarantees and commitments into its peak default years, and a weaker agricultural economy.

     "We believe that Farmer Mac is on track to meet or exceed the market analyst's current projection for its financial performance in 2002."

Net Interest Income

     Net interest income reached $10.0 million for third quarter 2002 and $26.3 million year-to-date, compared to $7.9 million and $19.7 million for the same periods in 2001. The net interest yield, which does not include guarantee fees for loans purchased prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was 103 basis points for third quarter 2002, compared to 93 basis points for second quarter 2002 and 98 basis points for third quarter 2001. The net interest yields for third quarter 2002, second quarter 2002 and third quarter 2001 included the benefits of yield maintenance payments of 15 basis points, 7 basis points and 9 basis points, respectively. The effect of the adoption of FAS 140 for the third quarter 2002 was a reclassification of approximately $0.6 million (6 basis points) of guarantee fee income as interest income. Adjusted to eliminate the effects of both yield maintenance and the effects of FAS 140, the net interest yields for third quarter 2002, second quarter 2002 and third quarter 2001 were 82 basis points, 79 basis points and 89 basis points, respectively.

Guarantee Fees

     Guarantee fees, which include commitment fees, were $4.9 million for third quarter 2002, compared to $4.7 million for second quarter 2002 and $4.2 million for third quarter 2001. The relative increase in guarantee fees reflects an increase in the average balance of outstanding guarantees and commitments. Excluding the effects of the adoption of FAS 140 that reclassified $0.6 million of guarantee fee income as interest income, guarantee fees for third quarter 2002 would have been $5.5 million.

Operating Expenses

     Operating expenses totaled $3.9 million for third quarter 2002, compared to $3.0 million for second quarter 2002 and $2.5 million for third quarter 2001. The increase in operating expenses in third quarter 2002 primarily reflects higher legal, consulting and regulatory fees. The Farm Credit Administration ("FCA"), the federal agency with direct regulatory authority over Farmer Mac, has advised Farmer Mac that its regulatory assessment for October 1, 2002 through September 30, 2003 will be an estimated $1.4 million, an increase from the estimated $0.7 million for October 1, 2001 through September 30, 2002. Operating expenses as a percentage of operating revenues were 25 percent for third quarter 2002, compared to 22 percent for second quarter 2002 and 21 percent for third quarter 2001.

Credit

     As of September 30, 2002, Farmer Mac I loans purchased, guaranteed or committed to be purchased under its LTSPC Program since the enactment in 1996 of changes to Farmer Mac's statutory charter ("post-1996 Act loans"), both on- and off-balance sheet, that were 90 days or more past due, in foreclosure, in bankruptcy and REO ("real estate owned") totaled $91.3 million and represented
2.03 percent of the principal balance of all post-1996 Act loans. This compares to $65.2 million (1.45 percent) as of June 30, 2002, $87.1 million (2.32 percent) as of March 31, 2002, and $71.7 million (2.16 percent) as of September 30, 2001. (Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans; pre-1996 Act loans are supported by mandatory 10 percent subordinated interests that mitigate Farmer Mac's credit exposure.) The year-over-year increase in dollars is reflective of the continued maturation of a significant segment of Farmer Mac's portfolio of guarantees and commitments into its peak default years. The year-over-year decline in the ratio of delinquencies to outstanding guarantees and commitments is reflective of the growth of the portfolio.

     Farmer Mac conducts loan-by-loan analyses of its delinquencies to assess the value of the collateral supporting each individual loan relative to the total amount due, including principal, interest and expenses. In the event that the updated or discounted collateral value does not support the total amount due, Farmer Mac specifically allocates reserves to the loan. Farmer Mac charges off losses against the reserve for losses when management believes a loss has occurred, but no later than when the Corporation takes possession of the property. As of September 30, 2002, Farmer Mac's loan-by-loan analysis of the updated or discounted collateral values for its $91.3 million of delinquent loans indicated that $79.2 million of the delinquent loans were adequately collateralized, while $12.1 million had insufficient collateral to cover principal, interest and expenses. Farmer Mac has specifically allocated $2.2 million of reserves to those under-collateralized loans. As of September 30, 2002, after the allocation of specific reserves to those under-collateralized loans, Farmer Mac had additional non-specific or general reserves of $16.9 million, bringing total reserves to $19.1 million.

     Based on Farmer Mac's loan-by-loan analyses, loan collection experience, and continuing provisions for the reserve for losses, Farmer Mac believes that ongoing losses will be covered adequately by the reserve for losses. During third quarter 2002, Farmer Mac charged off $1.5 million in losses against the reserve for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During third quarter 2002, Farmer Mac recovered $317,000 of previously charged off losses. As of September 30, 2002, the weighted-average original loan-to-value ratio for all post-1996 Act loans was 49 percent, and the weighted-average original loan-to-value ratio for delinquent loans was 56 percent. Farmer Mac's provision for losses was $2.0 million for third quarter 2002, compared to $2.0 million for second quarter 2002 and $2.0 million for third quarter 2001. As of September 30, 2002, Farmer Mac's reserve for losses totaled $19.1 million, or 42 basis points of the outstanding post-1996 Act loans and AMBS, compared to $18.3 million (41 basis points) as of June 30, 2002 and $14.7 million (44 basis points) as of September 30, 2001.

Provision for Income Taxes

     The provision for income taxes totaled $2.3 million for third quarter 2002 and $7.5 million year-to-date, compared to $2.5 million and $6.1 million for the same periods in 2001. Farmer Mac's effective tax rate for third quarter 2002 was
29.5 percent compared to 30.1 percent for second quarter 2002 and 33.1 percent for 2001. The reduction in the rate from the prior year reflects the effects of certain tax-advantaged investment securities.

Capital

     Farmer Mac's core capital totaled $181.1 million as of September 30, 2002, compared to $126.0 million as of December 31, 2001 and $176.2 million as of June 30, 2002. The regulatory methodology for calculating core capital excludes the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income. Farmer Mac's core capital as of September 30, 2002 exceeded the statutory minimum capital requirement of $129.7 million by approximately $51.4 million.

     The FCA issued its final risk-based capital regulation for Farmer Mac on April 12, 2001 and the Corporation was required to meet the risk-based capital standards beginning on May 23, 2002. The risk-based capital stress test promulgated by the FCA ("RBC test"), determines the amount of regulatory capital (core capital plus loss reserves) Farmer Mac would need to maintain positive capital during a ten-year period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury rate. The RBC test then adds an additional 30 percent to the resulting capital requirement for management and operational risk. Farmer Mac is in compliance with the risk-based capital standards under the regulation and is confident that Farmer Mac will continue to be in compliance.

     As of September 30, 2002, the RBC test generated a regulatory capital requirement of $59.4 million. Farmer Mac's regulatory capital of $200.2 million exceeded that amount by approximately $140.8 million. The decrease in the risk-based capital requirement from June 30, 2002 ($80.1 million) to September 30, 2002 ($59.4 million) was a result of changes in interest rates, and the seasoning of Farmer Mac's portfolio. The Corporation is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

     Average return on common equity excluding any extraordinary items was 12.9 percent for third quarter 2002, as compared to 16.4 percent for third quarter 2001 and 17.6 percent for second quarter 2002. The effects of FAS 133 and FAS 115 reduced the average return on common equity by 3.4 percent for third quarter 2002 and 1.3 percent for third quarter 2001, and increased the average return on common equity by 0.8 percent for second quarter 2002.

Interest Rate Risk

     The most comprehensive measure of Farmer Mac's interest rate risk is the sensitivity of Market Value of Equity ("MVE") to uniform or "parallel" yield curve shocks. As of September 30, 2002, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would increase MVE by 7.9 percent, while a parallel decrease of 100 basis points would decrease MVE by 7.5 percent. As of September 30, 2002, a parallel increase of 100 basis points would increase Farmer Mac's Net Interest Income ("NII"), a shorter-term measure of interest rate risk, by 5.5 percent, while a parallel decrease of 100 basis points would decrease NII by 3.9 percent. Farmer Mac also measures the sensitivity of both MVE and NII to a variety of non-parallel interest rate shocks. Farmer Mac's MVE and NII are less sensitive to those non-parallel shocks than to parallel shocks. Finally, Farmer Mac's duration gap, a static measure of interest rate risk, was minus 4.4 months as of September 30, 2002.

     The economic effects of derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. Farmer Mac enters into contracts in which the Corporation pays fixed rates of interest and receives floating rates of interest from counterparties. These "floating-to-fixed interest rate swaps" are used to adjust the characteristics of short-term debt to match more closely the cash flow and duration characteristics of longer-term mortgages, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of September 30, 2002, Farmer Mac had $741.5 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 2 to 15 years.

     Farmer Mac uses derivatives as an end-user for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of September 30, 2002, Farmer Mac had no uncollateralized net exposure to any counterparty.

Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the Corporation's income statement and balance sheet. During third quarter 2002, the reduction in net after-tax income resulting from FAS 133 was $943,000, and the net after-tax decrease in accumulated other comprehensive income was $19.0 million. For second quarter 2002, the increase in net after-tax income and the net after-tax increase in accumulated other comprehensive income resulting from FAS 133 were $149,500 and $14.6 million, respectively. For third quarter 2001, the reductions in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $190,000, and $14.1 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

     Net income for third quarter 2002 included the effects of FAS 133, which were a net reduction of $0.07 per diluted share. Accordingly, diluted operating earnings per share were a record $0.49, a 17 percent increase over third quarter 2001 diluted operating earnings per share of $0.42. Operating income reached a record $5.9 million for the third quarter 2002 and $17.0 million for the year-to-date, compared to $5.0 million and $12.3 million for the same periods in 2001.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of the development of the secondary market for agricultural mortgage loans; (2) the effect on the agricultural economy resulting from low commodity prices, weak demand for U.S. agricultural products and crop damage from natural disasters; (3) the effect on the agricultural economy of federal assistance for agriculture provided for in the farm bill enacted last Spring; (4) the possible effect of the risk-based capital requirement which could, under certain circumstances, be in excess of the statutory minimum capital level; (5) the possible establishment of additional legislative or regulatory restrictions on Farmer Mac; (6) the outcome of the pending analysis of Farmer Mac by the General Accounting Office; and (7) Farmer Mac's continuing access to the debt markets at favorable rates and terms. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission ("SEC") on March 27, 2002, and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed with the SEC on August 14, 2002. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock
Exchange under the symbols AGM and AGMA, respectively. Additional information about Farmer Mac (as well as the Form 10-K and Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's third quarter 2002 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Wednesday, October 23, 2002, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                    * * * *

                               Federal Agricultural Mortgage Corporation
                                      Consolidated Balance Sheets
                                          (in thousands)

                                                          September 30,       December 31,        September 30,
                                                               2002               2001                2001
                                                        ------------------- ------------------  ------------------
                                                           (unaudited)          (audited)          (unaudited)
 Assets:
   Cash and cash equivalents                                 $ 493,202          $ 437,831           $ 478,132
   Investment securities                                       942,827          1,007,954             989,343
   Farmer Mac guaranteed securities                          1,636,639          1,690,376           1,705,578
   Loans                                                       878,845            199,355             141,001
   Real estate owned                                             4,814              2,457                   -
   Financial derivatives                                         3,660                 15                 864
   Interest receivable                                          47,854             56,253              40,507
   Guarantee fees receivable                                     4,368              6,004               4,098
   Prepaid expenses and other assets                            24,779             16,963              17,693
                                                        ------------------- ------------------  ------------------
    Total assets                                           $ 4,036,988        $ 3,417,208         $ 3,377,216
                                                        ------------------- ------------------  ------------------
 Liabilities and stockholders' equity:
   Notes payable:
    Due within one year                                    $ 2,589,382        $ 2,233,267         $ 2,337,765
    Due after one year                                       1,118,338            968,463             827,862
                                                        ------------------- ------------------  ------------------
     Total notes payable                                     3,707,720          3,201,730           3,165,627
   Financial derivatives                                        67,688             20,762              32,926
   Accrued interest payable                                     31,803             26,358              18,967
   Accounts payable and accrued expenses                        15,125             18,037              15,240
   Reserve for losses                                           19,136             15,884              14,744
                                                        ------------------- ------------------  ------------------
    Total liabilities                                        3,841,472          3,282,771           3,247,504
   Preferred stock                                              35,000                  -                   -
   Common stock at par                                          11,629             11,564              11,380
   Additional paid-in capital                                   82,445             80,960              76,892
   Accumulated other comprehensive income                       14,407              8,395              13,403
   Retained earnings                                            52,035             33,518              28,037
                                                        ------------------- ------------------  ------------------
   Stockholders' equity                                        195,516            134,437             129,712
                                                        ------------------- ------------------  ------------------
    Total liabilities and stockholders' equity             $ 4,036,988        $ 3,417,208         $ 3,377,216
                                                        ------------------- ------------------  ------------------

                                           Federal Agricultural Mortgage Corporation
                                             Consolidated Statements of Operations
                                            (in thousands, except per share amounts)

                                                            Three Months Ended                  Nine Months Ended
                                                    ----------------------------------- ----------------------------------
                                                       Sept. 30,         Sept. 30,         Sept. 30,        Sept. 30,
                                                          2002              2001             2002              2001
                                                    ----------------- ----------------- ---------------- -----------------
                                                      (unaudited)       (unaudited)       (unaudited)      (unaudited)
 Interest income:
  Investments and cash equivalents                     $ 10,234          $ 15,604         $ 31,117          $ 53,840
  Farmer Mac guaranteed securities                       22,793            27,714           68,353            84,935
  Loans                                                  12,734             1,842           26,926             3,185
                                                    ----------------- ----------------- ---------------- -----------------
 Total interest income                                   45,761            45,160          126,396           141,960
 Interest expense                                        35,784            37,292          100,099           122,218
                                                    ----------------- ----------------- ---------------- -----------------
 Net interest income                                      9,977             7,868           26,297            19,742
 Gains/(Losses) on financial derivatives
  and trading assets                                     (1,451)             (295)          (1,457)           (1,043)
 Other income:
  Guarantee fees                                          4,874             4,177           14,164            11,273
  Miscellaneous                                             458               137            1,218               420
                                                    ----------------- ----------------- ---------------- -----------------
 Total other income                                       5,332             4,314           15,382            11,693
                                                    ----------------- ----------------- ---------------- -----------------
 Total revenues                                          13,858            11,887           40,222            30,392
 Expenses
  Compensation and employee benefits                      1,325             1,414            3,904             4,147
  Regulatory fees                                           397               245              790               712
  General and administrative                              2,168               883            4,765             3,137
                                                    ----------------- ----------------- ---------------- -----------------
 Total operating expenses                                 3,890             2,542            9,459             7,996
  Provision for losses                                    2,037             1,962            6,075             4,739
                                                    ----------------- ----------------- ---------------- -----------------
 Total expenses                                           5,927             4,504           15,534            12,735
                                                    ----------------- ----------------- ---------------- -----------------
 Income before income taxes                               7,931             7,383           24,688            17,657
 Income tax provision                                     2,341             2,455            7,477             6,132
                                                    ----------------- ----------------- ---------------- -----------------
 Net income before cumulative effect                      5,590             4,928           17,211            11,525
  of change in accounting principles and
  extraordinary item
 Cumulative effect of change
  in accounting principles, net of tax                        -                 -                -              (726)
 Extraordinary gain, net of tax                               -                 -            2,203                 -
                                                    ----------------- ----------------- ---------------- -----------------
 Net income                                               5,590             4,928           19,414            10,799
 Preferred stock dividends                                  560                 -              896                 -
                                                    ----------------- ----------------- ---------------- -----------------
 Net income available to common stockholders            $ 5,030           $ 4,928         $ 18,518          $ 10,799
                                                    ----------------- ----------------- ---------------- -----------------
 Earnings per share:
    Basic earnings per share                             $ 0.43            $ 0.43           $ 1.60            $ 0.95
    Diluted earnings per share                           $ 0.42            $ 0.41           $ 1.54            $ 0.91
 Earnings per share before cumulative
  effect of change in accounting principles
  and extraordinary item:
    Basic earnings per share                             $ 0.43            $ 0.43           $ 1.41            $ 1.02
    Diluted earnings per share                           $ 0.42            $ 0.41           $ 1.35            $ 0.98
 Operating earnings per share:*
    Basic earnings per share                             $ 0.51            $ 0.44           $ 1.46            $ 1.05
    Diluted earnings per share                           $ 0.49            $ 0.42           $ 1.41            $ 1.01

 *  operating earnings per share excludes the effects of FAS 133 and extraordinary item

                    Federal Agricultural Mortgage Corporation
                            Supplemental Information


     The following tables present quarterly and annual information regarding loan purchases, guarantees and commitments to purchase, outstanding guarantees and LTSPCs and delinquencies.

                        Farmer Mac Purchases, Guarantees and LTSPCs
-------------------------------------------------------------------------------------------
                                       Farmer Mac I
                           ------------------------------
                               Loans & AMBS       LTSPC       Farmer Mac II        Total
                           ------------------ -----------  ------------------  ------------
                                                 (in thousands)
 For the quarter ended:
   September 30, 2002            $ 58,475      $ 140,157          $ 37,374       $ 236,006
   June 30, 2002                  551,690        280,904            57,769         890,363
   March 31, 2002                  74,875        338,821            39,154         452,850
   December 31, 2001               62,953        237,292            51,056         351,301
   September 30, 2001              69,561        246,472            42,396         358,429
   June 30, 2001                   85,439        499,508            57,012         641,959
   March 31, 2001                  48,600         49,695            47,707         146,002

 For the year ended:
   December 31, 2001              266,553      1,032,967           198,171       1,497,691
   December 31, 2000              442,246        373,202           193,505       1,008,953

                                        Farmer Mac Outstanding Guarantees and LTSPCs(1)
-------------------------------------------------------------------------------------------------------------------------------
                                   Farmer Mac I
                           ---------------------------------------------
                                   Post-1996 Act
                           ------------------------------
                           Loans & AMBS(2)    LTSPC        Pre-1996 Act    Farmer Mac II       Total       Held in Portfolio(3)
                           ------------------------------ -------------- ----------------  ------------   ---------------------
                                  (in thousands)
 As of:
  September 30, 2002       $2,127,460      $2,407,469       $ 35,297        $ 630,452       $5,200,678      $2,433,768
  June 30, 2002             2,180,948       2,336,886         37,873          617,503        5,173,210       2,426,626
  March 31, 2002            1,655,485       2,126,485         41,414          592,836        4,416,220       1,899,484
  December 31, 2001         1,658,716       1,884,260         48,979          595,156        4,187,111       1,857,232
  September 30, 2001        1,605,160       1,731,861         58,813          608,944        4,004,778       1,804,391
  June 30, 2001             1,572,800       1,537,061         65,709          579,251        3,754,821       1,763,676
  March 31, 2001            1,466,443       1,083,528         72,646          549,003        3,171,620       1,648,896

               Outstanding Balance of Loans Held in Portfolio and Loans Underlying AMBS Held in Portfolio
---------------------------------------------------------------------------------------------------------------------------
                                                                                                            Total
                                                          5-to-10-Year         1-Month-to-3-Year           Held in
                                     Fixed Rate           ARMs & Resets              ARMs                 Portfolio
                                 --------------------   ------------------   ----------------------  --------------------
                                                                       (in thousands)
 As of:
     September 30, 2002            $ 1,000,518            $ 934,435                $ 498,815           $ 2,433,768
     June 30, 2002                   1,016,997              892,737                  516,892             2,426,626
     March 31, 2002                    751,222              797,780                  350,482             1,899,484
     December 31, 2001                 764,115              790,948                  302,169             1,857,232

                    Post-1996 Act Loan Delinquencies (4)
------------------------------------------------------------------------------

                           ----------------- ---------------- ---------------
                                                Outstanding
                                               Guarantees and
                             Delinquencies        LTSPCs        Percentage
                           ----------------- ---------------- ----------------
                                          (dollars in thousands)
 As of:
   September 30, 2002         $ 91,286        $ 4,506,330        2.03%
   June 30, 2002                65,196          4,489,735        1.45%
   March 31, 2002               87,097          3,754,171        2.32%
   December 31, 2001            58,279          3,428,176        1.70%
   September 30, 2001           71,686          3,318,796        2.16%
   June 30, 2001                53,139          3,089,460        1.72%
   March 31, 2001               67,134          2,562,374        2.62%

       Distribution of Post-1996 Act Loan Delinquencies
                  by Original LTV Ratio
                 As of September 30, 2002
-------------------------------------------------------------
                 (dollars in thousands)
  Original LTV Ratio       Delinquencies       Percentage
-----------------------  -----------------   ----------------
   0.00% to 40.00%          $ 8,485               9%
  40.01% to 50.00%           16,161              18%
  50.01% to 60.00%           27,853              31%
  60.01% to 70.00%           36,890              40%
  70.01% to 80.00%            1,790               2%
  80.01% +                      107               0%
                         -----------------   ----------------
                 Total     $ 91,286              100%
                         -----------------   ----------------

           Distribution of Post-1996 Act Loan Delinquencies
                     by Loan Origination Date
                     As of September 30, 2002
------------------------------------------------------------------------
                     (dollars in thousands)
     Loan                              Outstanding
  Origination                          Guarantees        Delinquency
     Date           Delinquencies       and LTSPCs          Rate
----------------  -----------------  ----------------  ----------------
   Before 1994        $ 3,871          $ 699,653           0.55%
     1994                 532            168,906           0.31%
     1995               1,704            152,651           1.12%
     1996              15,527            359,691           4.32%
     1997              20,366            387,700           5.25%
     1998              18,821            686,476           2.74%
     1999              13,426            743,989           1.80%
     2000               9,853            422,464           2.33%
     2001               7,186            582,509           1.23%
     2002                   -            302,291           0.00%
                  -----------------  ----------------  ----------------
          Total      $ 91,286         $4,506,330           2.03%
                  -----------------  ----------------  ----------------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2)  Periods prior to June 30, 2001 include only AMBS.
(3)  Included in total outstanding guarantees and LTSPCs.
(4) Includes Farmer Mac I loans 90 days or more past due, in foreclosure, in bankruptcy (including loans performing under the original terms of the loan or an approved bankruptcy plan) and REO.